Exhibit 10.24

AMENDMENT NO. 1 TO EXCLUSIVE AGENCY AGREEMENT DATED

MARCH 17, 2008

Xinhua Surgical Instruments Co., Ltd. (“Party A” or “Xinhua”) and Bio-Bridge Science, Inc. (“Bio-Bridge” or “ Party B”) hereby at March 10, 2009 enter into the following amendment to the Exclusive Agency Agreement (“the Agreement”) dated March 17, 2008 to replace Section 5 of the Agreement.

5. Minimum turnover per annum

Party B shall undertake to place orders with Party A, for the above commodity, for not less than USD 55,000 in the first year calculated from the signing date. Annually, from the second year, the minimum order placement shall be progressively increased with 10 percent of the previous year’s minimum order placement.

This Amendment is in two originals with each Party holding one copy.

Party A: Xinhua Surgical Instruments Co., Ltd.

/s/ Wang Yuquan

Wang Yuquan

General Manager

Party B: Bio-Bridge Science, Inc.

/s/ Liang Qiao

Liang Qiao, M.D.

Chief Executive Officer